As filed with the Securities and Exchange Commission on May 18, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FERRARI N.V.
(Exact Name of Registrant as Specified in its Charter)

The Netherlands (State or Other Jurisdiction of Incorporation or Organization)	Not applicable (I.R.S. Employer Identification No.)

Via Abetone Inferiore n. 4
I-41053 Maranello (MO)
Italy
Tel. No.: +39 0536 949111
(Address of Principal Executive Offices)

Ferrari N.V. 2022-2024 Equity Incentive Plan
Welcome Bonus Award
(Full Title of the Plan)

Ferrari North America, Inc.
250 Sylvan Avenue
Englewood Cliffs, NJ 07632
Tel. No.: (201) 816-2600
(Name and Address of Agent for Service)
(Telephone Number, Including Area Code, of Agent for Service)

Scott Miller Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Tel.: +1 212-558-4000	Carlo Daneo Via Abetone Inferiore n. 4 I-41053 Maranello (MO) Italy Tel. No.: +39 0536 949111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Emerging growth company	☐

Non-accelerated filer	☐	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering (i) 141,299 common shares of Ferrari N.V., par value €0.01 per share (the “Common Shares”) for awards under the Ferrari N.V. 2022-2024 Equity Incentive Plan (the “Plan”), and (ii) 16,256 Common Shares issuable pursuant to the grant of Common Shares that the Registrant has agreed to make to Mr. Benedetto Vigna in connection with his appointment as Chief Executive Officer of Ferrari (the “Welcome Bonus”). The Plan and the Welcome Bonus were approved by the Registrant’s annual meeting of shareholders on April 13, 2022.

PART I
INFORMATION REQUIRED IN THE SECTION
10(A) PROSPECTUS
Item 1. Plan Information.

The documents containing the information specified in Part I of Form S-8 (plan and registrant information) will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.

Ferrari N.V. (“Ferrari” or the “Registrant”) will provide participants of the Ferrari N.V. 2022-2024 Equity Incentive Plan (the “Plan”), upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for such documents should be directed to Ferrari N.V., Via Abetone Inferiore n. 4 I-41053 Maranello (MO) Italy, Attention: General Counsel, telephone number +39 0536 949111.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant incorporates herein by reference the following documents filed (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with Commission rules) by the Registrant with the Commission:
(a)The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021 (File No. 001-37596), filed with the Commission on February 25, 2022;
(b)All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2021; and
(c)The description of the common shares of the Registrant (“Common Shares”) included or incorporated by reference under Item 1 of Ferrari’s Registration Statement on Form 8-A, as filed by Ferrari with the Commission on October 19, 2015 (File No. 001-37596), including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated
Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable. Because no original issuance Common Shares are to be registered hereunder, no opinion of counsel regarding the legality of the Common Shares being registered hereunder is required.
Item 6. Indemnification of Directors and Officers.

Under Dutch law, the management of a company is a joint undertaking and each member of the Board of Directors can be held jointly and severally liable to Ferrari for damages in the event of improper or negligent performance of their duties. Further, members of the Board of Directors can be held liable to third parties based on tort, pursuant to certain provisions of the Dutch Civil Code. All directors are jointly and severally liable for failure of one or more co-directors. An individual director is only exempted from liability if he proves that he cannot be held seriously culpable for the mismanagement and that he has not been negligent in seeking to prevent the consequences of the mismanagement. In this regard a director may, however, refer to the allocation of tasks between the directors. In certain circumstances, directors may incur additional specific civil and criminal liabilities.

Under Dutch law, indemnification provisions may be included in a company’s articles of association. Under the Ferrari Articles of Association, Ferrari is required to indemnify its directors, officers, former directors, former officers and any person who may have served at Ferrari’s request as a director or officer of another company in which Ferrari owns shares or of which Ferrari is a creditor who were or are made a party or are threatened to be made a party or are involved in, any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative (each a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, against any and all liabilities, damages, reasonable and documented expenses (including reasonably incurred and substantiated attorney’s fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding by any of them. Notwithstanding the above, no indemnification shall be made in respect of any claim, issue or matter as to which any of the above-mentioned indemnified persons shall be adjudged to be liable for gross negligence or willful misconduct in the performance of such person’s duty to Ferrari. This indemnification by Ferrari is not exclusive of any other rights to which those indemnified may be entitled otherwise. Ferrari has purchased directors’ and officers’ liability insurance for the members of the Board of Directors and certain other officers, substantially in line with that purchased by similarly situated companies.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
See Exhibits Index.
Item 9. Undertakings.
A. The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration

Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Maranello, Italy on this 18th day of May, 2022.

FERRARI N.V.

By:	/s/ Antonio Picca Piccon
Name:	Antonio Picca Piccon
Title:	Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below severally constitutes and appoints each of Antonio Picca Piccon and Carlo Daneo (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act, and any rules, regulations and requirements of the Commission in connection with the registration under the Securities Act of the Common Shares and any Blue Sky laws or other securities laws of any of the states of the United States of America in order to effect the registration or qualification (or exemption therefrom) of the said securities for issue, offer, sale or trade under the blue sky laws or other securities laws of any of such states and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her capacity as an attorney-in-fact or in any other capacity with respect to this Registration Statement and any registration statement in respect of the Common Shares that is to be effective upon filing pursuant to Rule 462(b) (collectively, the “Registration Statement”) and/or such other form or forms as may be appropriate to be filed with the Commission or under or in connection with any Blue Sky laws or other securities laws of any state of the United States of America or with such other regulatory bodies and agencies as any of them may deem appropriate in respect of the Common Shares, and with respect to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 18, 2022:

Signature	Title
/s/ John Elkann	Executive Chairman and Director
John Elkann
/s/ Benedetto Vigna	Chief Executive Officer and Director
Benedetto Vigna
/s/ Antonio Picca Piccon	Chief Financial Officer and Principal Accounting Officer
Antonio Picca Piccon
/s/ Piero Ferrari	Vice Chairman and Director
Piero Ferrari
/s/ Delphine Arnault	Director
Delphine Arnault
/s/ Francesca Bellettini	Director
Francesca Bellettini
/s/ Eddy Cue	Director
Eddy Cue
/s/ Sergio Duca	Director
Sergio Duca
/s/ John Galantic	Director
John Galantic
/s/ Maria Patrizia Grieco	Director
Maria Patrizia Grieco
/s/ Adam Keswick	Director
Adam Keswick
/s/ David Wertheim	Authorized Representative in the United States
David Wertheim

ExhibitNo.	Description

4.1	English translation of the Articles of Association of Ferrari (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form F-1 (File No. 333-205804) (the “Form F-1”)).

4.2	English translation of the Deed of Incorporation of Ferrari (incorporated by reference to Exhibit 3.1 to the Form F-1).

4.3	Ferrari N.V. 2022-2024 Equity Incentive Plan.

23.1	Consent of EY S.p.A.

24.1	Power of Attorney of Certain Directors and Officers of Ferrari (see page 4 of this Registration Statement).

24.2	Power of Attorney of Authorized Representative in the United States (see page 4 of this Registration Statement).

107	Filing fee table.